UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 5, 2013

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 Needham Street

Newton, MA 02464

(Address of principal executive offices) (Zip code)

(617) 670-6300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 5, 2013, Dipchand “Deep” V. Nishar, age 44, and Spencer M. Rascoff, age 37, were elected to the Board of Directors (the “Board”) of TripAdvisor, Inc. (the “Company”). Mr. Rascoff was also designated to serve on the Audit Committee of the Board, replacing Jeremy Philips, who will continue to serve on the Compensation Committee and Section 16 Committee of the Board. As non-employee directors, Messrs. Nishar and Rascoff will receive compensation in the same manner as the Company’s other non-employee directors. The Company previously disclosed the terms of non-employee director compensation in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on May 14, 2013.

Mr. Nishar has served as LinkedIn Corporation’s Senior Vice President, Products and User Experience since January 2011, and served as its Vice President, Products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the Senior Director of Products for the Asia-Pacific region, at Google, Inc.

Mr. Rascoff has served as Chief Executive Officer of Zillow, Inc. since September 2010 and has served as a member of its board of directors since July 2011. Mr. Rascoff joined Zillow as one of its founding employees in 2005 and has held various positions there. Prior to Zillow, Mr. Rascoff served as Vice President of Lodging for Expedia, Inc. Prior to that, Mr. Rascoff co-founded and served in various capacities at Hotwire, Inc., an online travel company that is now a subsidiary of Expedia. Mr. Rascoff also serves on the board of Julep Beauty Incorporated, a privately held beauty products company, and Zulily Inc., the leading daily deals site for moms.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated September 6, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

By:	/s/ Seth J. Kalvert
Seth J. Kalvert Senior Vice President, General Counsel and Secretary

Dated: September 6, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 6, 2013